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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported) February 1, 1996.

                           REGENCY AFFILIATES, INC.
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            (Exact Name Of Registrant As Specified In Its Charter)


          DELAWARE                       1-7949               72-0888772
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(State Or Other Jurisdiction Of        (Commission          (IRS Employer
Incorporation Or Organization)          File No.)        Identification No.)


                           10842 OLD MILL ROAD, #5
                           OMAHA, NEBRASKA    68154
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           (Address of Principal Executive Offices)     (Zip Code)


                                (402) 330-7460
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             Registrant's Telephone Number, Including Area Code:


                                Not Applicable
- ------------------------------------------------------------------------------
        (Former Name Or Former Address, If Changed Since Last Report.)

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ITEM 1.   CHANGES AND CONTROL OF REGISTRANT

        Not applicable.

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

        Not applicable.

ITEM 3.   BANKRUPTCY OR RECEIVERSHIP

        Not applicable.

ITEM 4.   CHANGES IN THE REGISTRANT'S CERTIFYING ACCOUNTANT

        Not applicable.

ITEM 5.   OTHER EVENTS

        See attached press release.

ITEM 6.   RESIGNATIONS OF REGISTRANT'S DIRECTORS

        Not applicable.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

        Not applicable.

ITEM 8.   CHANGE IN FISCAL YEAR

        Not applicable.


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized Officer.

                                     REGENCY AFFILIATES, INC.


   2/9/96                       By:  /s/ G. K. Nuttall
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Date                            Its: President


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          PRESS RELEASE FROM REGENCY AFFILIATES, INC. (NASDAQ: RAFF)


Release Date:   February 1, 1996
Subject:        Appointment of a New President, CEO and Director
Contact:        Gary K. Nuttall (708) 690-8684

Regency Affiliates, Inc. ("Regency" or the "Company") is pleased to announce the appointment of Gary K. Nuttall as President and Chief Executive Officer of the Company. Mr. Nuttall was also appointed as a member of the Board of Directors of the Company to fill a vacancy on the Board.

In 1994, Mr. Nuttall, in his capacity as President of G-BAN Inc., an Illinois Corporation that is an investment financial advisory service company, represented Regency in the purchase of an interest in the Security Land and Development Company Limited Partnership ("Security Land").

Security Land owns a property located in Woodlawn, Maryland, a suburb of Baltimore, Maryland (the "Property"). The Property has 840,000 gross square feet, 717,011 GSA "Net Usable Area", on a 34 acre site. The Property is 100 percent leased to the General Services Administration of the Federal Government (the "GSA"), and is occupied by the Social Security Administration ("SSA") - Disabilities Claims Division.

As a result of a renegotiation of the lease of the Property, Security Land was able to place $56.45 million in public debt, which debt is fuly amortized by November 1, 2003, the end of the lease. This debt was rated AA+ by Standard & Poor's.

Regency's interest in Security Land entitles Regency to 95 percent of operating cash flow distributions until October 31, 2003 and 50 percent thereafter. Further, Regency is entitled to 100 percent of the net cash flow generated by Security Land from the sale or refinancing of the Property up to approximately $40 million, and smaller amounts thereafter. Regency can force the sale of the Property after December 31, 2004.

Mr. Nuttall founded and was, until January, 1994, a Managing Director and, through a Sub-Chapter S company, a co-Managing Partner of Cornerstone Financial Advisors Limited Partnership ("Cornerstone"). Cornerstone provides financial advisory services to corporate investors in structuring, placing, negotiating and closing tax-oriented financings of equipment, facility and real estate assets. In the three and one-half years to December, 1993, Cornerstone completed financings of assets with a total cost of over $1.2 billion.

Prior to forming Cornerstone, Mr. Nuttall was an officer of the Deerpath Group, Inc. ("Deerpath" or the "Company") for 14 years and, in the last years of his employment, was a Managing Director and member of the Company's Management and Investment Committees. Mr. Nuttall developed a number of Deerpath's innovative financings, including Deerpath's "joint venture" and "master lease" programs which resulted in asset financings totaling approximately $3.0 billion in the five years ending 1990. A large part of Mr. Nuttall's time in the last 10 years has been spent in structuring, negotiating and closing real estate financings; properties financed include office, warehouse, retail and manufacturing facilities.


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Mr. Nuttall, age 49, was born, raised and primarily educated in New Zealand where he received a Bachelor of Commerce and Administration degree from Victoria University of Wellington and qualifed as a Chartered Accountant, the equivalent of the U.S. C.P.A.

As an inducement for Mr. Nuttall to enter into an Employment Agreement with the Company, the Company has agreed to issue Mr. Nuttall 466,667 shares of Common Stock of the Company, which shares will be restricted under the Securities and Exchange Commission Rule 144. Mr. Nuttall will also be granted the right to purchase up to 450,000 of the Company's Common Shares; these shares are to be issued at the rate of 100,000 shares of Regency's Common Stock for each $.03 increase in the book value of each of the Company's outstanding shares of Common Stock. The calculation of the book value per share of Common Stock will exclude the effect of the increase in the Company's book value per share from its investment in the Security Land partnership and the interest cost of any debt secured by this investment. This grant is made under the Company's 1988 Incentive Stock Option Plan.

Regency's Common Stock is traded in the Bulletin Board of NASDAQ under the symbol RAFF.